Western Wind Energy Corp.

632 Foster Avenue Telephone: (604) 781-4192
Coquitlam, BC V3J 2L7 Facsimile: (604) 939-1292

www.westernwindenergy.com

N E W S R E L E A S E

December 14, 2004

Toronto Stock Exchange (Venture) Symbol: "WND"

Issued and Outstanding: 14,439,274

Including 950,000 escrow shares

The Company has closed the non-brokered private placement of 116,661 units at a price of $1.50 per unit as announced in the Company's news releases of November 23, 2004 and October 12, 2004. Each unit is comprised of one common share and one share purchase warrant. One warrant will entitle the holder to purchase one common share over a two year period at a price of $1.80 per share until December 13, 2005 and at a price of $2.10 per share thereafter until December 13, 2006. The hold periods for the units and the underlying securities expires on January 14, 2005.

The Company plans to use the proceeds from the private placement to, among other things, continue to pursue and negotiate power purchase agreements with potential purchasers in each of the areas where it holds land interests suitable for electrical power generation and for working capital.

The Company is in the business of acquiring suitable land sites, capital and technology for the production of electricity from wind energy. The Company conducts its operations through wholly owned subsidiaries in Arizona, California and, in Canada, in the province of New Brunswick. Management of the Company includes individuals involved in the operation of a utility scale wind park in California that has been in business since 1981.

ON BEHALF OF THE BOARD OF DIRECTORS

"Jeffrey J. Ciachurski"

Jeffrey J. Ciachurski

President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Certain statements included herein are "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statement. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.